Exhibit 99.1

One Stop Systems, Inc. Announces Pricing of Initial Public Offering

Escondido, CA – February 1, 2018 – One Stop Systems, Inc. (NASDAQ: OSS), a provider of ultra-dense high-performance computing (HPC) systems, today announced the pricing of its initial public offering of 3,800,000 shares of common stock at a public offering price of $5.00 per share, before underwriting discounts and commissions. In addition, One Stop Systems and a selling stockholder have granted underwriters a 45-day option to purchase up to 570,000 additional shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

One Stop Systems’ common stock has been approved for listing on the NASDAQ Capital Market and is expected to begin trading under the ticker symbol “OSS” on February 1, 2018. The offering is expected to close on February 5, 2018, subject to customary closing conditions.

Roth Capital Partners is acting as sole book-running manager and Benchmark is acting as co-manager for the offering.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on January 31, 2018. The offering is being made only by means of a prospectus. A copy of the final prospectus related to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, Attention: Equity Capital Markets, or by calling (800) 678-9147 or emailing rothecm@roth.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Procopio, Cory, Hargreaves & Savitch LLP, an AmLaw 200 full-service business and litigation law firm, served as counsel for One Stop Systems in connection with the offering. www.procopio.com.

About One Stop Systems

One Stop Systems designs and manufactures ultra-dense high-performance computing (HPC) systems for deep learning, oil and gas exploration, financial trading, media and entertainment, defense and traditional HPC applications requiring the fastest and most efficient data processing. By utilizing the power of the latest GPU accelerators and NVMe flash cards, our systems stay on the cutting edge of the latest technologies. We have a reputation as an innovator in hyper-converged and composable infrastructure solutions using the latest technology and design equipment to operate with the highest efficiency. We offer these exceptional systems to customers for lease or purchase. One Stop Systems continuously works to meet its customers’ greater needs. For more information about One Stop Systems, go to www.onestopsystems.com.

Media Contact:

Katie Rivera

Marketing Communications Manager

krivera@onestopsystems.com

Tel (760) 745-9883

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

OSS@cma.team